Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Gryphon Digital Mining, Inc., on Form S-4 of our report dated March 31, 2025, with respect to our audits of Gryphon Digital Mining, Inc.’s consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the two year period ending December 31, 2024, which report appears in the Prospectus as part of this Registration Statement. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern,

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

June 30, 2025